                                   EXHIBIT 21

                     SUBSIDIARIES OF OGLEBAY NORTON COMPANY
                     --------------------------------------


                                               Jurisdiction
          Subsidiaries                       of Incorporation
          ------------                       ----------------

Canadian Ferro Hot Metal
  Specialties Limited                             Ontario

Laxare, Inc.                                      West Virginia

Oglebay Norton Industrial Sands, Inc.             California

Oglebay Norton Refractories & Minerals, Inc.      Ohio

Oglebay Norton Taconite Company                   Minnesota

ON Coast Petroleum Company                        Texas

ONCO Eveleth Company                              Minnesota

ONCO WVA, Inc.                                    West Virginia

Saginaw Mining Company                            Ohio